Exhibit 3.1

COMPOSITE CERTIFICATE OF INCORPORATION

OF

SUPERIOR ENERGY SERVICES, INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “corporation” is Superior Energy Services, Inc.

SECOND: The address of the registered office of the corporation in the Sate of Delaware is c/o United Corporate Services, Inc. 15 East North Street, City of Dover, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is United Corporate Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and by such statement all lawful acts and activities shall be within the purposes of the corporation, except for express limitations, if any.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred Fifty-Five Million (255,000,000) shares, of which Two Hundred Fifty Million (250,000,000) shares shall be designated Common Stock, par value $.001 per share, and Five Million (5,000,000) shares shall be designated Preferred Stock, par value $.01 per share. The Board of Directors may authorize the issuance from time to time of the Preferred Stock in one or more series with such designations, preferences, qualifications, limitations, restrictions and optional or other special rights (which may differ with respect to each series) as the Board may fix by resolution. Without limiting the foregoing, the Board of Directors is authorized to fix with respect to each series:

1. the number of shares which shall constitute the series and the name of the series;

2. the rate and times at which, and the preferences and conditions under which, dividends shall be payable on shares of the series, and the status of such dividends as cumulative or non-cumulative and as participating or non-participating;

3. the prices, times and terms, if any, at or upon which shares of the series shall be subject to redemption;

4. the rights, if any, of holders of shares of the series to convert such shares into, or to exchange such shares for, shares of any other class of stock of the corporation;

5. the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series;

6. the rights and preferences, if any, of the holders of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation;

7. the limitations, if any, applicable which such series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, the Common Stock or any other class of stock which does not rank senior to the shares of the series; and

8. the voting rights, if any, to be provided for shares of the series.

FIFTH: The name and the mailing address of the incorporator are as follows:

Name	Mailing Address

Mark Gasarch	599 Lexington Avenue - 28th Floor
New York, NY 10022

SIXTH: The corporation is to have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws.

2. After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation law of the State of Delaware, and, after the corporation has received any payment for any of its stock,the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation.

3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of the stockholders.

NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extend permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

TENTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to or covered by said section, and the indemnification provided for which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

TWELFTH: A. PURPOSE. The provisions of this Article TWELFTH are intended to assure that the Corporation remains in continuous compliance with the citizenship requirements of the Merchant Marine Act, 1920, as amended, the Merchant Marine Act, 1936, as amended, the Shipping Act, 1916, as amended, and the regulations promulgated thereunder, as such laws and regulations are amended from time to time (collectively, the “Maritime Laws”). It is the policy of the Corporation that Non-Citizens should not Beneficially Own, individually or in the aggregate, any shares of the Corporation’s Capital Stock in excess of the Permitted Amount. If the Board of Directors of the Corporation should conclude in its sole discretion at any time that Non-Citizens have become, or are about to become, the Beneficial Owners, individually or in the aggregate, of shares of Capital Stock in excess of the Permitted Amount, the Board of Directors may by resolution duly adopted declare that any or all of the provisions of subparagraphs C, D and E of this Article TWELFTH shall apply. Certificates representing shares of the Capital Stock of the Corporation shall bear a legend concerning the restrictions on ownership by Non-Citizens contained in this Article TWELFTH.

B. DEFINITIONS. For purposes of this Article TWELFTH, the following terms shall have the meanings specified below:

1. A Person shall be deemed to be the “Beneficial Owner” of, or to “Beneficially Own,” shares of Capital Stock to the extent such Person would be deemed to be the beneficial owner thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as such rule may be amended from time to time.

2. “Capital Stock” shall mean any class or series of capital stock of the Corporation other than any class or series of capital stock of the Corporation that is permitted by the Maritime Administration of the United States Department of Transportation (“MARAD”) to be excluded from the determination of whether the Corporation is in compliance with the citizenship requirements of the Maritime Laws.

3. “Citizen” shall mean:

(a) any individual who is a citizen of the United States, by birth, naturalization or as otherwise authorized by law;

(b) any corporation (i) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (ii) not less than 75% of the capital stock of which is Beneficially Owned by Persons who are Citizens, (iii) whose president or chief executive officer, chairman of the board of directors and all officers authorized to act in the absence or disability of such Persons are Citizens and (iv) of which more than 50% of the number of its directors necessary to constitute a quorum are Citizens;

(c) any partnership (i) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (ii) all general partners of which are Citizens and (iii) not less than a 75% interest in which is Beneficially Owned by Persons who are Citizens;

(d) any association or limited liability company (i) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (ii) whose president or chief executive officer (or the Person serving in an equivalent position), chairman of the board of directors (or equivalent position) and all Persons authorized to act in the absence or disability of such Persons are Citizens, (iii) not less than a 75% interest in which or 75% of the voting power of which is Beneficially Owned by Citizens and (iv) of which more than 50% of the number of its directors (or the Persons serving in equivalent positions) necessary to constitute a quorum are Citizens;

(e) any joint venture (if not an association, corporation or partnership) (i) that is organized under the laws of the United States or of a state, territory, district or possession thereof and (ii) all co-venturers of which are Citizens; and (f) any trust (i) that is domiciled in and existing under the laws of the United States or of a state, territory, district or possession thereof, (ii) the trustee of which is a Citizen and (iii) of which not less than a 75% of the beneficial interests in both income and principal are held for the benefit of Citizens.

4. “Non-Citizen” shall mean any Person other than a Citizen.

5. “Permitted Amount” shall mean shares of Capital Stock that, individually or in the aggregate (a) have Voting Power not in excess of 23% of Total Voting Power or (b) constitute not more than 23% of the total number of the issued and outstanding shares of Capital Stock; provided that, if the Maritime Laws are amended to change the amount of Capital Stock that a Non-Citizen may own or have the power to vote, then the Permitted Amount shall be changed to a percentage that is two percentage points less than the percentage that would cause the Corporation to be no longer qualified under the Maritime Laws, after giving effect to such amendment, as a Citizen qualified to (i) engage in coastwise trade, (ii) participate in MARAD’s Title XI or comparable financing programs, or (iii) participate in operating differential subsidies or similar programs.

6. “Person” shall mean an individual, partnership, corporation, limited liability company, trust, joint venture or other entity.

7. “Total Voting Power” shall mean the total number of votes that may be cast by all outstanding shares of Capital Stock having Voting Power.

8. “Voting Power” shall mean the power to vote with respect to the election of the Corporation’s directors.

C. RESTRICTIONS ON TRANSFER.

1. Any transfer, or attempted or purported transfer, of any shares of the Capital Stock of the Corporation or any interest therein or right thereof, that would result in the Beneficial Ownership by Non-Citizens, individually or in the aggregate, of shares of Capital Stock in excess of the Permitted Amount will, until such excess no longer exists, be void and ineffective as against the Corporation and the Corporation will not recognize, with respect to those shares that caused the Permitted Amount to be exceeded, the purported transferee as a stockholder of the Corporation for any purpose other than the transfer by the purported transferee of such excess to a person who is not a Non-Citizen or to the extent necessary to effect any other remedy available to the Corporation under this Article TWELFTH.

2. The Board of Directors is hereby authorized to effect any and all measures necessary or desirable (consistent with applicable law and the provisions of this Certificate of Incorporation) to fulfill the purpose and implement the provisions of this Article TWELFTH, including without limitation, obtaining, as a condition to recording the transfer of shares on the stock records of the Corporation, affidavits or other proof as to the citizenship of existing or prospective stockholders on whose behalf shares of the Capital Stock of the Corporation or any interest therein or right thereof are or are to be held, or establishing and maintaining a dual stock certificate system under which different forms of stock certificates representing outstanding shares of the Capital Stock of the Corporation are issued to Citizens or Non-Citizens.

D. SUSPENSION OF VOTING, DIVIDEND AND DISTRIBUTION RIGHTS WITH RESPECT TO EXCESS SHARES. If any shares of Capital Stock in excess of the Permitted Amount are Beneficially Owned by Non- Citizens, individually or in the aggregate, any such excess shares determined in accordance with this subparagraph D (the “Excess Shares”), shall, until such excess no longer exists, not be entitled to (1) receive any dividends or distributions of assets declared payable or paid to the holders of the Capital Stock of the Corporation during such period or (2) vote with respect to any matter submitted to a vote of the stockholders of the Corporation, and such Excess Shares shall not be deemed to be outstanding for purposes of determining the vote required on any matter properly submitted to a vote of the stockholders of the Corporation. At such time as the Permitted Amount is no longer exceeded, full voting rights shall be restored to any shares previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been withheld shall be due and paid to the holders of such shares. If the number of shares of Capital Stock Beneficially Owned by Non-Citizens is in excess of the Permitted Amount, the shares deemed to be Excess Shares for purposes of this Article TWELFTH will be those shares Beneficially Owned by Non-Citizens that the Board of Directors determines became so Beneficially Owned most recently, and such determination shall be conclusive.

E. REDEMPTION OF EXCESS SHARES. The Corporation shall have the power, but not the obligation, to redeem Excess Shares subject to the following terms and conditions:

1. The per share redemption price (the “Redemption Price”) to be paid for the Excess Shares to be redeemed shall be the sum of (a) the average closing sales price of the Capital Stock and (b) any dividend or distribution declared with respect to such shares prior to the date such shares are called for redemption hereunder but which has been withheld by the Corporation pursuant to subparagraph D. As used herein, the term “average closing sales price” shall mean the average of the closing sales prices of the Capital Stock as quoted on the Nasdaq National Market during the 10 trading days immediately prior to the date the notice of redemption is given, or if not so quoted, on the New York Stock Exchange, or on any other national securities exchange selected by the Corporation on which such Capital Stock is listed, or if not so quoted or listed on any national securities exchange, the mean between the representative bid and ask prices as quoted by Nasdaq or another generally recognized reporting system, on each of such 10 trading days, and if not so quoted, as may be determined in good faith by the Board of Directors.

2. The Redemption Price may be paid in cash or by delivery of a promissory note of the Corporation, at the election of the Corporation. Any such promissory note shall have a maturity of not more than 10 years from the date of issuance and shall bear interest at the rate equal to the then current coupon rate of a 10-year Treasury note as such rate is published in THE WALL STREET JOURNAL or comparable publication.

3. A notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days prior to the redemption date to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the stock records of the Corporation. Each such notice shall state (a) the redemption date, (b) the number of shares of Capital Stock to be redeemed from such holder, (c) the Redemption Price, and the manner of payment thereof, (d) the place where certificates for such shares are to be surrendered for payment of the Redemption Price, and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

4. From and after the redemption date, dividends on the shares of Capital Stock called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender of the certificates for any shares so redeemed in accordance with the requirements of the notice of redemption (properly endorsed or assigned for transfer if the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the shares not redeemed without cost to the holder thereof.

5. Such other terms and conditions as the Board of Directors may reasonably determine.